TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

     Fund:      U S Small Co            Security: Equity Office Properties Trust
                                                  Common Stock
     Issuer:    Equity Office Properties Trust

     REQUIRED INFORMATION                          APPLICABLE RESTRICTION

1 .    Offering Date                   7/7/97      None

2.     Total Size of Offering        525,000,000   None

3.     Unit Price of Offering              21.00   None

4.     Underwriting  Spread                1.365   Morgan Guaranty determination
                                                   must be made
5.     Years of Issuer's Operations           11   Must be at least three*

6.     Underwriting                         firm   Must be firm

7.     Trade Date                       7/7/97     No later than 1 day after #1

8.     Portfolio Assets on Trade  Date 1,150,631,866    None

9.     Price Paid per Unit                 21.00   Must not exceed #3 ($21.00)

10.    Total  Price Paid by Portfolio  3,599,400   Must not exceed #8 x 3%
                                                   ($34,518,955.98)

11.    Total Price Paid by Portfolio  plus         If less than $500,000, must
        Total Price  Paid for  same sec -          not exceed #2 x 10% ( N/A),
        urities by associated Funds    3,765,300   otherwise must not exceed
                                                   #2 x 4% (21,000,000)

12.     List of Underwriters from whom             Must not include  Morgan
         Portfolio purchased                        Guaranty or affiliates **
                                                   Merrill Lynch


     Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                              James Otness
                                              Portfolio Manager

     * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


     List of Underwriters or Dealer from whom Portfolio purchased:
                Merrill Lynch